EXHIBIT 10.17

NOTE: THE APPEARANCE OF “[***]” IN THIS EXHIBIT INDICATES MATERIAL WHICH HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. A COPY OF THE EXHIBIT CONTAINING THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2008 (the “Effective Date”) by and between Blackhawk Biofuels, LLC, a Delaware limited liability company (“Producer”), and Bunge North America, Inc., a New York corporation (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).

A.                                   A biodiesel plant is currently under construction by Biofuels Company of America, LLC (“BCA”) for which BCA and Bunge have an existing Services Agreement dated September 6, 2006.

B.                                     As of the Effective Date, Producer intends to purchase substantially all of the assets of BCA and Producer will own the biodiesel plant (the “Blackhawk Facility”) located adjacent to the existing oil processing facility in Danville, Illinois (the “Bunge Facility”) owned by an Affiliate of Bunge.

C.                                     The Blackhawk Facility will be managed and operated by REG Services Group, LLC (“REG”).

D.                                    Producer desires to retain Bunge to provide certain services to Producer for the Blackhawk Facility, and Bunge desires to render such services to Producer, all upon the terms and conditions hereinafter set forth.  In addition, the Parties desire to clarify Producer’s responsibility in maintaining certain items needed to supply products for rail loadout.

Therefore, the Parties agree:

1.                                       Services.  Producer hereby retains, engages, authorizes and empowers Bunge to render the third-party services for Producer set forth on Exhibit A attached hereto (“Services”), and Bunge hereby accepts such retention, engagement, authorization and empowerment, and agrees to provide the Services.  Bunge shall use reasonable commercial efforts to provide such Services in a manner consistent with generally accepted industry standards.

2.                                       Subcontracting.  To provide the Services, Bunge may subcontract with or otherwise retain the services of other Persons, including, but not limited to, Affiliates of Bunge.  Producer hereby consents to such subcontracting activities, including for purposes of Section 18 hereof, to the extent that Bunge subcontracts with or retains Affiliates of Bunge.  To the extent Bunge subcontracts with or retains Persons other than Affiliates of Bunge, Bunge shall be required to obtain Producer’s prior written consent, which consent shall not be unreasonably withheld.  For purposes of this Agreement: (a) the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or  “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a

Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and (b) the term “Person” shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

3.                                       Fee for Services.

3.1                                 Services Fees.  In consideration of Bunge providing the Services, beginning upon the Effective Date, Producer shall pay Bunge the fee amounts set forth in Exhibit A.

3.2                                 Pre-Effective Service Fee.  In consideration of Bunge having provided Services to BCA prior to the date of this Agreement and prior to the Effective Date from which Producer will benefit after the Effective Date, Producer shall pay to Bunge $240,000 (the “Pre-Effective Service Fee”), in monthly payments of $13,333.33 beginning seven months after the Effective Date and continuing until the Pre-Effective Service Fee is paid in full.  The Pre-Effective Service Fee shall constitute payment in full for all services performed by Bunge for BCA prior to the Effective Date and Producer shall have no liability or obligation for any such services prior to the Effective Date other than to pay the Pre-Effective Service Fee as provided herein.

3.3                                 Hexane Stripper.  In consideration of Bunge having upgraded its hexane stripper at its existing oil processing facility in Danville, Illinois in preparation for operations at the Blackhawk Facility, Producer will pay to Bunge $240,000 (the “HS Amount”), in monthly payments of $5,000 beginning thirteen months after the Effective Date and continuing until the HS Amount is paid in full.  Bunge shall retain all ownership and other rights in the upgraded hexane stripper at all times and Producer shall have no rights therein.

3.4                                 Payment Terms.  To the extent that Producer is obligated to pay any fees pursuant to Exhibit A on a monthly basis, Producer will pay such fees in arrears not later than the tenth day of each month.  Producer will pay the monthly payments of the Pre-Effective Service Fee and the HS Amount not later than the tenth day of each month.  All payments hereunder shall be made by Automated Clearing House (ACH) transfer of funds to a bank account to be designated by Bunge.  All amounts not paid when due shall bear interest at a rate equal to the lesser of (a) 18% per annum, or (b) the maximum rate allowed by applicable law.

4.                                       Access to Information.  Producer will provide Bunge and its duly authorized representatives with reasonable access at Producer’s offices to such information and records reasonably necessary to discharge Bunge’s responsibilities hereunder.

5.                                       Right to Receive Advice.  At any time, Bunge may require Producer to provide specific reasonable direction and/or advice regarding any action to be taken or omitted by it, and it may request, and shall receive, from Producer reasonable directions or advice.  Bunge shall not be liable to Producer with respect to any action or inaction which it takes in reliance on any directions or advice received pursuant to this Section.  However, nothing in this Section shall be construed as imposing upon Bunge any obligation (a) to seek such directions or advice, or (b) to act in accordance with such directions or advice when received.

6.                                       Compliance with Laws.  Producer assumes full responsibility for ensuring compliance in all material respects with all foreign, federal, state and local laws, rules and regulations applicable to Producer and the Blackhawk Facility.  Bunge reserves the right to take any actions or omit to take any actions, including, without limitation, termination of any particular service, that Bunge reasonably believes to be necessary or appropriate to ensure compliance with applicable laws, rules and regulations.  Notwithstanding anything in the Agreement to the contrary, in the event the emissions from either the Bunge Facility or the Blackhawk Facility violate any applicable air quality law, regulation, license or permit, Bunge with respect to the Bunge Facility and Producer with respect to the Blackhawk Facility, shall defend, indemnify and hold the other Party harmless from and against any liability, claim, loss, damage, fee, fine, penalty or expense, including, but not limited to, reasonable attorneys’ fees and other costs of defense, arising in connection with such violation at such facility.  Bunge and Producer shall exercise their respective commercially reasonable efforts and cooperate with each other in attempting to obtain separate air quality permits for the Bunge Facility and Blackhawk Facility.

7.                                       Term and Termination.

7.1                                 Term.  The “Term” of this Agreement will begin upon the Effective Date and, unless earlier terminated in accordance with the terms hereof, will expire upon the sixth anniversary of the Effective Date; provided that this Agreement shall thereafter automatically renew for successive two-year terms unless either Party gives written notice to the other Party of its intention not to allow renewal no later than one year prior to expiration of the initial or renewal term, as applicable.

7.2                                 Termination Rights.

(a)                                  Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

(b)                                 Bunge may terminate this Agreement (i) immediately upon notice to Producer if Producer fails to pay any amount due under this Agreement within seven days after Bunge gives Producer notice of such nonpayment; and/or (ii) immediately upon notice to Producer upon termination of that certain Oil Feedstock Supply Agreement between Bunge and Producer.

(c)                                  Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter, or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of creditors.

(d)                                 Either Party may terminate this Agreement in accordance with Section 10.3 hereof.

7.3                                 Survival.  The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement will remain in effect after the expiration or termination of this Agreement.

8.                                       Limitation of Liability; General Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED BY BUNGE, ITS AFFILIATES OR SUBCONTRACTORS UNDER THIS AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER BUNGE, ITS AFFILIATES NOR ITS SUBCONTRACTORS WILL BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUNGE, ITS AFFILIATES OR SUBCONTRACTORS; PROVIDED, THAT THE AGGREGATE AMOUNT OF ALL SUCH DAMAGES UNDER THIS AGREEMENT IN ANY CALENDAR YEAR WILL NOT EXCEED THE AMOUNT OF THE SERVICE FEE IN SUCH CALENDAR YEAR.  THE REMUNERATION TO BE PAID FOR THE SERVICES TO BE PERFORMED REFLECTS THIS LIMITATION OF LIABILITY.  IN NO EVENT WILL BUNGE (OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO PRODUCER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOST PROFITS OR INCOME).

9.                                       Remedies.

9.1                                 Suspension of Performance.  Bunge may suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount within seven days after the date when such amount is due under this Agreement.

9.2                                 Non-exclusive Right.  No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to Bunge at law, in equity, by statute or otherwise.

10.                                 Force Majeure.

10.1                           Definition of Force Majeure Event.  Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds.  Notwithstanding the foregoing sentence, a Force Majeure Event does not excuse any obligation to make any payment required by this Agreement (including but not limited to Sections 3.1, 3.2 and 3.4) and will not affect Bunge’s right to terminate this Agreement pursuant to Section 7.2(b)(ii).

10.2                           Conditions Regarding Force Majeure Event.  A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible, but no later than five business days after learning of the occurrence of the Force Majeure Event.  Any Party that fails to notify the other Party of the occurrence of a Force Majeure Event as required by this Section 10 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event.  When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.

10.3                           Third Parties; Termination.  During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances.  If a Party has not performed under this Agreement due to a Force Majeure Event for six consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

11.                                 Insurance.

11.1                           Workers’ Compensation.  Each Party warrants to the other that all of its employees that provide services under this Agreement will be covered by workers’ compensation insurance as required by law and by employer’s liability insurance.

11.2                           Other Required Coverage.

(a)                                  Each Party will maintain automobile liability insurance against claims for bodily injury, death and property damage, with limits of not less than $1,000,000 per person and not less than $1,000,000 per accident or occurrence; alternatively, combined single limits of not less than $1,000,000.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates and their respective employees and agents as additional insureds thereunder.

(b)                                 Each Party will maintain commercial general liability insurance (including, without limitation, coverage for Contractual Liability and, for Producer only, Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $10,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $10,000,000 each accident or occurrence, $10,000,000 Products/Completed Operations aggregate (for Producer only) and $10,000,000 general aggregate. Such insurance will name the other Party, its parents, subsidiaries and Affiliates and their respective employees and agents as additional insureds thereunder.

(c)                                  The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of or provide broader coverages than the primary insurances and contain a drop down provision in case of exhaustion or unavailability of underlying limits and/or aggregates.

11.3                           Policy Requirements.  All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; (b) provide that no cancellation, non-renewal or material change will be effected without giving the other Party at least ten days’ prior written notice; and (c) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Blackhawk Facility is located, with an A.M. Best’s Rating of A- or better and Class VII or better.  Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law.  Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage.  From time to time, upon a Party’s request, the other Party will provide the requesting Party, within five business days, a certified duplicate original of any policy required to be maintained hereunder.

12.                                 Relationship of Parties.  This Agreement creates no relationship other than with Bunge serving as an independent contractor of Producer.  Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative, agent or employee of the other Party.  Neither Party will have authority to act on behalf of or bind the other Party, except as otherwise specifically agreed.

13.                                 Confidentiality.

13.1                           Definition of Confidential Information.  The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential.

13.2                           Use of Confidential Information.  During the Term and for two years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for its and its Affiliates’ internal business purposes, or (b) disclose Confidential Information to any person, except to its personnel who are subject to nondisclosure obligations comparable in scope to this Section 13 and who have a need to know such Confidential Information in order to perform under this Agreement.

13.3                           Disclosure of Confidential Information.  Notwithstanding Section 13.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party.  A Party also may disclose the other Party’s Confidential Information to the extent required by a court or other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c)  cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

13.4                           Injunctive Relief.  Each Party acknowledges and agrees that its breach or threatened breach of any provision of this Section 13 would cause the other Party irreparable injury for which it would not have an adequate remedy at law.  In the event of a breach or threatened breach, the nonbreaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

14.                                 Governing Law; Disputes.

14.1                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding any applicable conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

14.2                           Notice of Dispute.  If any dispute shall arise under or in connection with this Agreement, the Parties hereto agree to follow the procedures set forth in this Section 14 in an effort to resolve the dispute prior to the commencement of any formal proceedings; provided, however, that either Party may institute judicial proceedings seeking equitable relief or remedies without following the procedures set forth herein.  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination, or validity hereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy.  Any Party may give the other Party written notice that a dispute exists (a “Notice of Dispute”) setting forth a statement of such Party’s position.  Within 20 business days of the delivery of the Notice of Dispute, representatives of the Parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute.  If the matter has not been resolved within 30 days of the disputing party’s delivering its Notice of Dispute, the dispute shall be referred to the respective presidents, general managers or comparable senior executives of Producer and Bunge who shall within 20 additional days meet to attempt in good faith to resolve the dispute.

14.3                           Mediation.  If the matter still has not been resolved within 60 days of the delivery of the Notice of Dispute, then any Party may seek to resolve the dispute through mediation administered by the Commercial Mediation Rules of the American Arbitration Association.  If the Parties fail to resolve the dispute within 21 days after starting mediation, then either Party may initiate appropriate proceedings to obtain a judicial resolution of the dispute.

14.4                           Negotiations; Jurisdictional Matters.  If a representative of any Party intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days’ notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and similar state rules of evidence.  Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the state courts in St. Louis County, Missouri, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.

14.5                           Waiver of Jury Trial.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF

OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.                                 Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by facsimile, on the date sent (as evidenced by confirmation of transmission by the transmitting equipment), (iii) if by nationally recognized overnight courier, on the next business day following deposit, and (iv) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address or facsimile number shown below for such Party, or such other address or facsimile number as such Party may give to the other Party by notice:

In the case of Bunge:

Bunge North America, Inc.

11720 Borman Drive

St. Louis, Missouri  63146

Attn:  Senior Vice President – Oilseed Processing

Facsimile: (314) 292-2146

with a copy to:

Bunge North America, Inc.

11720 Borman Drive

St. Louis, Missouri  63146

Attn:  General Counsel

Facsimile:  (314) 292-2521

In the case of Producer:

Blackhawk Biofuels, LLC

22 Chicago Avenue

Freeport, IL 61032-4230

Attn: Ron Meyers

Facsimile: (815) 235-4727

With a copy to:

Lindquist & Vennum, PLLP

4200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402-2274

Attn: Dean Edstrom

Facsimile: 612-371-3207

and a copy to:

REG Services, LLC

c/o Renewable Energy Group, Inc.

416 S. Bell Avenue

PO Box 888

Ames, IA 50010

Attn: Nile Ramsbottom

Facsimile: 515-239-8009

and a copy to:

Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.

115 E. Lincolnway, Suite 200

Jefferson, IA 50129

Attn:  John Gerken

Facsimile:  515-386-8531

16.                                 Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

17.                                 Amendments; Waiver.  The Parties may amend this Agreement only by a written agreement of the Parties.  No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

18.                                 Assignment.  Subject to the explicit other terms of this Agreement, Producer may not assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of Bunge, and any purported assignment or delegation without such consent will be void.  Subject to the preceding sentence in this Section 18, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

19.                                 Severability.  If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force.  The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

20.                                 Interpretation.  Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

21.                                 Further Assurances.  Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

22.                                 Counterparts.  This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

23.                                 Maintenance of Loadout Equipment; Title to Loaded Products.  Producer will deliver to the Bunge Facility any products to be loaded pursuant to Exhibit A solely via pipelines (the “Pipelines”) from the Blackhawk Facility.  Producer shall be responsible for the design and installation of the entirety of the Pipelines, including any pumps needed to convey products via the Pipelines; provided that Bunge shall have the right to review and approve the design, specifications and time for installation of any portion of the Pipeline’s on property owned by Bunge.  Producer will maintain (at its own expense) the entirety of the Pipelines, including the portion of the Pipelines on the property owned by Bunge, in accordance with applicable laws and regulations and in safe operating condition in accordance with normal industry standards.  Bunge hereby grants Producer and its agents and designees all necessary rights of access across the property owned by Bunge in order to permit Producer to meet its obligations under this Section 23.  If Producer becomes aware of any leaks in or from the Pipelines, Producer will immediately notify Bunge.  Title to the products conveyed via the Pipelines will remain with Producer at all times.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.		BLACKHAWK BIOFUELS, LLC

By:	/S/ Eric Hakmiller	By:	/S/ Ronald L. Mapes
Name:	Eric Hakmiller		Ronald L. Mapes, Chair
Title:	VP Bunge Biofuels

Exhibit A -      Services

Schedule 1 -    Form of Gas Pipeline Easement

Schedule 2 -    Form of Staging and Access Right of Way Easement

Schedule 3 -    Form of Oil Pipeline Easement

Schedule 4 -    Form of Biodiesel Pipeline Easement

SERVICES AGREEMENT SIGNATURE PAGE

EXHIBIT A

SERVICES

1.               Bunge will provide rail loadout services in accordance with the following procedures:

(a)          REG, as manager and operator of the Blackhawk Facility, is responsible for placing orders for railcars to be switched with Bunge’s Traffic Department.

(b)         After receiving an appropriate order, Bunge will order the railcars identified by REG to be switched from the Norfolk Southern railroad (NS), and to the extent that the NS properly switches such railcars, Bunge will:

(i)                                    inspect any such railcar in accordance with standard BQ-9000 procedures;

(ii)                                 empty the contents of such railcar into heal tanks, as required;

(iii)                              position the loading arm into such railcar;

(iv)                             set the selector switch to Biodiesel, Biodiesel Blend, or Glycerin, as applicable;

(v)                                complete the appropriate pre-loading paper work (car #, seal #, etc.);

(vi)                             enter information into REG’s “One Weigh” computer system; and

(vii)                          communicate to REG that the railcar is ready to load via “ready-to-load light.”

(c)          After Bunge has complied with the procedures set forth in Section 1(b) for a given railcar, REG will:

(i)                                    set into the meter system the quantity of biodiesel or glycerin (as applicable) to be loaded into such railcar; and

(ii)                                 communicate to Bunge that the railcar is ready to load via “ready-to-start light.”

(d)         After REG has complied with the procedures set forth in Section 1(c) for a given railcar, Bunge will:

(i)                                    start REG’s pump;

(ii)                                 pump the applicable product through the loading arm;

(iii)                              monitor the filling, simultaneously with REG;

(iv)                             obtain a sample of the applicable product, label the sample appropriately, and provide the sample to REG for storage;

(v)                                remove the loading arm from the railcar;

(vi)                             seal the railcar;

(vii)                          complete the railcar loading information on “One Weigh”; and

(viii)                       print the railcar loading information.

(e)          After Bunge has completed the steps in Section 1(d), Bunge will transfer all printed documents and the Oil sample to the Bunge Traffic Department.  After the Bunge Traffic Department has checked and approved all of the information, it will release the railcar to the NS.

(f)            Bunge will have no obligation to load any railcars (including railcars to be loaded with biodiesel, biodiesel blend, or glycerin) pursuant to this Section 1 in excess of the following limits (where such railcars have a capacity of at least 25,000 gallons):

(i)                                   A total of [***] railcars during any 12-month period;

(ii)                                A total of [***] railcars during any day during a Half Month (as defined below) if Producer received and paid for a daily average of less than 665,000 pounds of soybean oil from Bunge pursuant to that certain Oil Feedstock Supply Agreement between Bunge and Producer, dated as of even date herewith (the “Supply Agreement”) during the immediately preceding Half Month;

(iii)                             A total of [***] railcars during any day during a Half Month if Producer received and paid for a daily average of more than 665,000 pounds and less than 850,000 pounds of soybean oil from Bunge pursuant to the Supply Agreement during the immediately preceding Half Month; and

(iv)                            A total of [***] railcars during any day during a Half Month if Producer received and paid for a daily average of more than 850,000 pounds of soybean oil from Bunge pursuant to the Supply Agreement during the immediately preceding Half Month.

(v)                               A total of [***] railcars during any day during any time that Bunge has been called upon to load cars against CBOT/CME delivery receipts.

(vi)                            A “Half Month” is (a) the period beginning on the first day of a month and ending at the end of the 15th day of such month; and (b) the period beginning on the 16th day of a month and ending at the end of the last day of such month.

(g)         Producer will pay Bunge for each railcar loaded pursuant to this Section 1 in accordance with the following procedures:

(i)                                   Prior to the Effective Date, and on or around each anniversary of the Effective Date thereafter, Producer and Bunge will agree upon an estimate of the per railcar cost to load railcars pursuant to this Section 1 (the “Estimated Per Car Cost”).

(ii)                                Producer will pay Bunge monthly (in accordance with Section 3.3 of the Agreement) the Estimated Per Car Cost for all railcars loaded by Bunge pursuant to this Section 1 during the month.

(iii)                             On the last day of each calendar quarter (March 31, June 30, September 30 and December 31), Bunge will notify Producer of its actual per railcar cost during such just-completed quarter to load railcars pursuant to this Section 1 (the “Actual Per Car Cost”).  If the Actual Per Car Cost for such quarter exceeds the Estimated Per Car Cost that the Parties utilized during such quarter, then Producer will pay Bunge within five days an amount equal to the product of such difference multiplied by the number of railcars loaded by Bunge during such quarter.  If the Estimated Per Car Cost that the Parties utilized during such quarter exceeds the Actual Per Car Cost for such quarter, then Bunge will pay Producer within five days an amount equal to the product of such difference multiplied by the number of cars loaded during such quarter.

2.              For a period of one year from the Effective Date, Bunge will permit Producer to weigh trucks on the scale located at Bunge’s electrical generation facility adjacent to Bunge’s oil processing facility in Danville, Illinois; provided that (a) Producer must propose and receive approval from Bunge for any such weighing at least 24 hours in advance; (b) Producer will not propose to weigh more than two trucks per week during the first two months after the Effective Date; (c) Producer will not propose to weigh more than 2 trucks per week during the following ten months; and (d) Producer will not be entitled to weigh any trucks pursuant to this Section 2 after the first anniversary of the Effective Date.

Producer will indemnify and hold harmless Bunge and its parents, subsidiaries and affiliates and its and their directors, employees and agents from and against any claim, loss, cost, expense, liability, fine, penalty, interest, payment or damage, including but not limited to reasonable attorneys’ fees, accountants’ fees and any cost and expense of litigation, negotiation, settlement or appeal arising from or relating to any negligence or willful misconduct by Producer or its agents related to use of the Bunge scale.

3.              Bunge will execute and grant to Producer an easement for a utility gas line in the form attached hereto as Schedule 1 to the Services Agreement.

4.              Bunge will execute and grant to Producer a right-of-way in the form attached hereto as Schedule 2 to the Services Agreement.

5.              Bunge will execute and grant to Producer an easement for an oil pipeline in the form attached hereto as Schedule 3 to the Services Agreement.

6.              Bunge will execute and grant to Producer an easement for a biodiesel pipeline in the form attached hereto as Schedule 4 to the Services Agreement.